Exhibit 99.1
PRESS RELEASE CONTACT:
MICHAEL SENKEN
PHONE: (770) 651-9100

MIMEDX ACHIEVES RECORD REVENUE AND
RECORDS FIRST OPERATING PROFIT

Company Records $3.7 million in Operating income
on $33.5 million in revenue

MARIETTA, Georgia, October 30, 2014 (PR Newswire) - MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spinal, Sports Medicine, Ophthalmic and Dental sectors of healthcare, announced today its results for the third quarter ended September 30, 2014.

On October 13, 2014, the Company issued a press release announcing its third quarter 2014 revenue results, its milestone of achieving the first reported quarterly operating income in the Company’s history, its guidance for the fourth quarter of 2014 and updated full year 2014, and preliminary expectations for 2015 revenue and operating profit margin. Some of the revenue-related details and commentary from that press release are reiterated in this press release. Please refer to the Company’s October 13, 2014, press release for further revenue detail and commentary.

Third Quarter Operating Highlights include:

•	First quarterly operating profit of 11% of revenue

•	11th consecutive quarter of positive Adjusted EBITDA*

•	Adjusted EBITDA* was 22% of revenue and a 293% increase over Q3 2013

•	Cash Flow from Operating Activities grew to $8.9 million

•	Wound Care sales grew by 184%

•	Revenue increased by 108% over Q3 2013 and 31% quarter-over-quarter

•	Revenue exceeded upper end of guidance

•	12th consecutive quarter of meeting or exceeding revenue guidance

•	2014 nine-month revenue of $78.7 million increased by 91% over 1st nine months of 2013

Third Quarter and Nine Months Ended September 30, 2014, Results
The Company recorded record revenue for the third quarter of 2014 of $33.5 million, a $17.4 million or 108% increase over 2013 third quarter revenue of $16.1 million, and sequentially, a $7.9 million or 31% increase over second quarter of 2014 revenue. The Company’s gross margins for the quarter ended September 30, 2014, were 90% as compared to 87% in the third quarter of 2013. Adjusted EBITDA* for the quarter ended September 30, 2014, were $7.3 million, a $5.4 million or 293% improvement, as compared to Adjusted EBITDA* of $1.9 million for the third quarter of 2013. The Net Income for the third quarter of 2014 was $3.7 million, or $0.03 per diluted common share, a $4.0 million improvement, as compared to the Net Loss of $0.3 million, or $0.00 per diluted common share, in the 2013 third quarter.

For the nine months ended September 30, 2014, the Company recorded record revenue of $78.7 million, a $37.5 million or 91% increase over revenue of $41.2 million for the first nine months of 2013. The Company’s gross margins for the nine months ended September 30, 2014, were 88% as compared to 85% in the same period of 2013. Adjusted EBITDA* for the nine months ended September 30, 2014, were $12.2 million, a $8.0 million or 194% improvement, as compared to Adjusted EBITDA* of $4.1 million for the first nine months of 2013. Net Income for the nine months ended September 30, 2014, was $2.4 million, or $0.02 per diluted common share, a $5.1 million improvement, as compared to the Net Loss of $2.7 million, or $0.03 per diluted common share, in the prior year same period.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

Management Commentary on Revenue Results
Parker H. “Pete” Petit, Chairman and CEO, stated, “It is very gratifying to report a quarterly operating profit for the first time in our history. We are pleased with our ability to assemble the resources and infrastructure necessary to drive our strong period-over-period revenue growth while continually improving our cash flow, EBITDA and now profit. Our third quarter operating profit of $3.7 million is 11% of revenue and our third quarter positive Adjusted EBITDA* of $7.3 million is 22% of revenue. Both of these statistics are the highest in our history. This quarter marked the 11th consecutive quarter of reporting positive Adjusted EBITDA*. While I am pleased with our third quarter results from a revenue growth stand point, I am especially pleased with our operating leverage. We have previously stated our commitment to continuing our progress of period-over-period revenue growth and improving our profitability, and the third quarter clearly demonstrated our ability to deliver on that commitment.”

Petit continued, “We are pleased that our third quarter revenue significantly exceeded the upper end of our third quarter revenue guidance. Our record of meeting or exceeding our quarterly revenue forecast continued with the third quarter results as we marked our 12th consecutive quarter in which we met or exceeded our forecast. Achieving quarterly revenue growth of 108% over the prior year’s third quarter and sequential quarter-over-quarter revenue growth of 31% over the 2014 second quarter should definitely be characterized as an effective performance.”

“Wound care sales led the third quarter revenue growth with a 184% increase over the 2013 third quarter and a 26% increase over last quarter,” said Bill Taylor, President and COO. “Our revenue growth was driven by market share gains and increased penetration and sales from existing accounts. We had very solid performance from our established sales professionals, as well as those that joined the Company in the first of our expansion waves in 2014. Since the first of this year, we have added more than 70 sales professionals to our direct sales force bringing our sales force to more than 150 sales professionals as of today. It generally takes about six months, depending on the territory, for new sales professionals to have a meaningful impact on sales results. We expect that the large majority of the new sales professionals that joined us in the first half of the year will influence our growth in the fourth quarter and beyond. We expect the sales professionals that joined us in the second half of the year to have a modest impact on the fourth quarter revenue and begin to have significant influence on our revenue results starting with the first quarter of 2015.”

“We have worked diligently in creating operating leverage. Our third quarter gross margins grew to 90% as compared to 87% in the 2013 third quarter. Our third quarter Adjusted EBITDA* of $7.3 million is more than the Adjusted EBITDA* of $5.5 million that we recorded for the entire year of 2013,” added Petit. “With our operating leverage, we hope to be able to continue our aggressive pace of generating clinical and scientific studies and facilitating their publication in leading peer-reviewed journals. Studies that confirm the compelling scientific foundation and clinical outcome of our allografts are vital to our success in gaining additional reimbursement coverage. We believe our operating leverage will allow us to aggressively pursue this critical process while continuing to produce improvements in our profitability.”

Balance Sheet and Cash Flow
As of September 30, 2014, total assets increased by $12.6 million to $97.3 million, compared to $84.7 million as of December 31, 2013. Cash on hand as of September 30, 2014, was $47.3 million, an increase of $3.2 million, as compared to $44.1 million as of December 31, 2013. Cash flow from operating activities as of September 30, 2014, was a positive $8.5 million, due primarily to an increase in Adjusted EBITDA, improved working capital and a significant improvement in Days’ Sales Outstanding (“DSO”) in accounts receivable. Free cash flow, which is cash flow from operations less cash flow from investing activities, was a positive $6.2 million as compared to a negative $3.7 million for the same period in 2013.

Accounts receivable increased to $23.3 million as of September 30, 2014, from $16.1 million as of December 31, 2013. DSO as of September 30, 2014, were 63 days, an improvement of nine days from June 30, 2014, DSO of 72 days. Inventory increased approximately $858,000 to $4.7 million as of September 30, 2014, up from $3.9 million as of December 31, 2013. Total liabilities increased to $16.1 million as of September 30, 2014, from $11.1 million as of December 31, 2013. Stockholders’ equity increased by $7.7 million to $81.3 million as of September 30, 2014, from $73.6 million as of December 31, 2013.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

GAAP Earnings
The Company recorded Net Income of $3.7 million for the quarter ended September 30, 2014, or $0.03 per diluted common share, as compared to a Net Loss of $0.3 million, or $0.00 per diluted common share, for the quarter ended September 30, 2013.

For the third quarter of 2014, R&D expenses were $2.0 million or 6% of Net Sales, an increase of $0.7 million over the third quarter of 2013 R&D expenses of $1.3 million due to the acceleration of the Company’s investment in clinical trials for reimbursement and regulatory purposes.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2014 were $24.2 million, a $11.5 million increase over third quarter of 2013 SG&A expenses of $12.7 million, and an increase of $3.0 million over second quarter of 2014 SG&A expenses of $21.2 million. Increases in SG&A were due to the continuation of the buildup of the Company’s direct sales force in the government accounts and commercial accounts sales channels. The full quarterly run-rate impact of the second quarter phase of the Company’s sales force expansion, key management additions and infrastructure enhancements impacted the sequential quarterly and prior year increase in SG&A expenses. For the third quarter of 2014, SG&A expenses as a percentage of revenue were 72%, as compared to 83% for the second quarter of 2014.

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before financing expense, interest, taxes, depreciation, amortization, and share-based compensation. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see the accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Revenue Breakdown
The Company distinguishes and reports revenue in two categories: (1) Wound Care and (2) Surgical, Sports Medicine and Original Equipment Manufacturer (“OEM”) applications. Revenue for the Company's Wound Care category comprises both the sheet and powdered form and includes the full spectrum of the wound care settings and wound categories for which the Company’s allografts are utilized. It reflects sales related to both chronic and acute wounds, including surgical wounds. The "Surgical, Sports Medicine and OEM" category includes primarily AmnioFix® sales for orthopedic, soft tissue repair, surgical, dental and ophthalmic uses. This category also includes grafts in both sheet and micronized form. In the third quarter of 2014, Wound Care revenue was $26.0 million, representing 78% of total revenue, and Surgical, Sports Medicine and OEM revenue was $7.5 million, representing 22% of total revenue.

The Company also provides a revenue breakdown in terms of customer type, distinguishing between government and commercial accounts. For the quarter ended September 30, 2014, Commercial sales were $22.7 million, representing 68% of total revenue, and Government sales were $10.8 million, representing 32% of total revenue.

Outlook for Fourth Quarter and Full Year 2014 and Preliminary 2015 Outlook
The Company reaffirmed its guidance communicated in its October 13, 2014, press release. That guidance included:

•	The Company estimates fourth quarter of 2014 revenue to be in the range of $37.3 million to $38.3 million.

•	The Company increased its previously published guidance for full year 2014, and now expects revenue to be in the range of $116 million to $117 million for full year 2014.

•
The Company issued its preliminary guidance for full year 2015, and confirmed that its final 2015 guidance would be issued in mid-December 2014. The Company’s preliminary guidance has full year 2015 revenue expectations in the range of $175 million to $185 million.

•	The Company also expects its operating profit margin for full year 2015 to be in excess of 15%.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

Earnings Call
MiMedx management will host a live broadcast of its third quarter results conference call on Thursday, October 30, 2014, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include AmnioFix® and EpiFix®, our tissue technologies processed from human amniotic membrane that is derived from donated placentas. Through our donor program, a mother delivering via full-term Caesarean section birth can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx® is the leading supplier of amniotic tissue, having supplied over 300,000 allografts to date for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes.  Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the Company’s ability to deliver on its commitment to continuing its progress of period-over-period revenue growth and improving profitability, the time it takes for new sales professionals to have a meaningful impact on sales results, whether and when sales professionals hired in the second half of the year will influence the Company’s revenue and growth, the expectation that the Company’s operating leverage will continue and enable the Company to produce significant profitability gains, continue its aggressive pace of generating clinical and scientific studies and facilitating their publication in leading peer-reviewed journals, the results of those clinical and scientific studies, the effect of published studies on the Company’s success in gaining additional reimbursement coverage, and the Company’s revenue expectations for the fourth quarter, full year 2014 and full year 2015.  These statements are based on current information and belief, and are not guarantees of future performance.  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company’s revenue may not grow as expected or may decline, that the Company may not achieve the operating profit margins it expects nor sustain its operating leverage, that the newly hired additional sales professionals will not have the expected impact on revenue growth, that the Company may not be able to sustain its anticipated pace of generating clinical and scientific studies and securing their publication, that the results of such clinical and scientific studies will not be as anticipated, that the studies will not have the intended effect on the Company’s ability to secure reimbursement coverage, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2013, and the most recent
Form 10-Q.  By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$47,253,003	$44,077,751
Accounts receivable, net	23,304,472	16,092,836
Inventory, net	4,738,690	3,880,776
Prepaid expenses and other current assets	1,968,290	1,337,408
Total current assets	77,264,455	65,388,771
Property and equipment, net of accumulated depreciation	5,052,209	4,086,106
Goodwill	4,040,443	4,040,443
Intangible assets, net of accumulated amortization	10,960,300	11,178,573
Total assets	$97,317,407	$84,693,893
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,759,409	$2,490,531
Accrued compensation	9,448,245	5,588,811
Accrued expenses	1,989,997	1,405,974
Other current liabilities	251,578	122,551
Total current liabilities	14,449,229	9,607,867
Other Liabilities	1,611,927	1,517,956
Total liabilities	16,061,156	11,125,823
Commitments and contingencies (Note 11)	—	—
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 130,000,000 shares authorized; 107,834,036 issued and 106,889,570 outstanding as of September 30, 2014 and 104,425,614 issued and 104,375,614 outstanding as of December 31, 2013	107,834	104,426
Additional paid-in capital	157,893,595	147,284,219
Treasury stock (944,466 shares as of September 30, 2014 and 50,000 shares as of December 31, 2013 at cost)	(5,337,077)	(25,000)
Accumulated deficit	(71,408,101)	(73,795,575)
Total stockholders' equity	81,256,251	73,568,070
Total liabilities and stockholders' equity	$97,317,407	$84,693,893

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$33,517,762	$16,115,708	$78,650,148	$41,186,943
Cost of sales	3,348,005	2,113,438	9,065,248	6,216,940
Gross margin	30,169,757	14,002,270	69,584,900	34,970,003

Operating expenses:
Research and development expenses	2,014,306	1,287,361	5,204,153	3,458,585
Selling, general and administrative expenses	24,192,479	12,711,225	61,237,264	31,948,607
Amortization of intangible assets	232,079	259,575	695,368	789,809

Operating income (loss)	3,730,893	(255,891)	2,448,115	(1,226,998)

Other income (expense), net
Amortization of debt discount	—	—	—	(1,328,439)
Interest expense, net	(9,126)	(4,527)	(38,579)	(32,503)

Income (loss) before income tax provision	3,721,767	(260,418)	2,409,536	(2,587,940)
Income tax provision	(22,062)	(46,700)	(22,062)	(96,975)

Net Income (loss)	$3,699,705	$(307,118)	$2,387,474	$(2,684,915)

Net income (loss) per common share - basic	$0.03	$—	$0.02	$(0.03)

Net income (loss) per common share - diluted	$0.03	$—	$0.02	$(0.03)

Weighted average shares outstanding - basic	105,756,945	96,914,856	105,331,344	95,429,988

Weighted average shares outstanding - diluted	112,814,658	96,914,856	112,525,016	95,429,988

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$3,699,705	$(307,118)	$2,387,474	$(2,684,915)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	313,177	184,590	864,158	422,524
Amortization of intangible assets	232,078	259,575	695,368	789,809
Amortization of debt discount and deferred financing costs	—	—	—	1,328,439
Share-based compensation	3,021,962	1,667,766	8,160,678	4,155,005
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(2,804,894)	(1,944,650)	(7,211,636)	(6,052,963)
Inventory	(509,399)	(312,778)	(857,914)	(1,510,278)
Prepaid expenses and other current assets	357,245	(192,421)	(630,882)	(913,644)
Other assets	—	—	—	70,000
Accounts payable	400,173	368,067	355,269	954,094
Accrued compensation	3,293,844	1,585,671	3,859,434	1,807,143
Accrued expenses	852,489	334,243	584,023	419,462
Accrued interest	—	—	—	(41,641)
Other liabilities	92,863	85,940	311,520	132,302
Net cash flows from operating activities	8,949,243	1,728,885	8,517,492	(1,124,663)

Cash flows from investing activities:
Purchases of equipment	(684,910)	(955,477)	(1,830,261)	(2,008,407)
Patent application costs	(188,305)	(183,871)	(477,095)	(526,566)
Net cash flows from investing activities	(873,215)	(1,139,348)	(2,307,356)	(2,534,973)

Cash flows from financing activities:
Proceeds from exercise of warrants	93,875	312,500	868,625	1,480,124
Proceeds from exercise of stock options	614,383	973,739	1,497,090	1,516,580
Stock repurchase	(748,744)	—	(5,312,077)	—
Principal payments of equipment leases	(27,776)	(7,603)	(88,522)	(29,797)
Net cash flows from financing activities	(68,262)	1,278,636	(3,034,884)	2,966,907

Net change in cash	8,007,766	1,868,173	3,175,252	(692,729)

Cash and cash equivalents, beginning of period	39,245,237	4,193,583	44,077,751	6,754,485
Cash and cash equivalents, end of period	$47,253,003	$6,061,756	$47,253,003	$6,061,756

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Financing expense, Interest, Taxes, Depreciation, Amortization, and Share - Based Compensation:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Income (Loss) (Per GAAP)	$3,699,705	$(307,118)	$2,387,474	$(2,684,915)

Add back:
Income Taxes	22,062	46,700	22,062	96,975
Financing expense associated with beneficial conversion of Senior Secured Promissory Notes	—	—	—	1,328,439
Other Interest Expense, net	9,126	4,527	38,579	32,503
Depreciation Expense	313,177	184,590	864,158	422,524
Amortization Expense	232,078	259,575	695,368	789,809
Share - Based Compensation	3,021,962	1,667,766	8,160,678	4,155,005
Income Before Interest, Taxes, Depreciation, Amortization and Share-Based Compensation	$7,298,110	$1,856,040	$12,168,319	$4,140,340

MiMedx Group, Inc.  |  1775 West Oak Commons Ct NE  |  Marietta, GA 30062  |  770.651.9100  |  Fax 770.218.6195  | www.mimedx.com